Exhibit 15.1

May 18, 2004

Comstock Resources, Inc.
5300 Town and Country Boulevard Suite 500
Frisco, Texas 75034

Shareholders and Board of Directors
Comstock Resources, Inc.

We are aware of the incorporation by reference in the Registration Statement on From S-3 for 2,647,499 shares of common stock of Comstock Resources, Inc. of our report dated May 7, 2004 relating to the unaudited consolidated interim financial statements of Comstock Resources, Inc. that are included in its Forms 10-Q for the quarter ended March 31, 2004.

Ernst & Young LLP
Dallas, Texas